Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

Intrawest Announces Expiration And Preliminary Results
Of Modified “Dutch Auction” Self-Tender Offer

NEW YORK — February 11, 2016 — Intrawest Resorts Holdings, Inc. (“Intrawest” or the “Company”) (NYSE: SNOW) announced today the expiration and preliminary results of its modified “Dutch auction” self-tender offer to purchase for cash up to $50,000,000 of shares of its common stock.

The self-tender offer expired at 5:00 p.m., New York City time, on February 10, 2016.  Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the self-tender offer, 11,880,798 shares of Intrawest’s common stock, including 3,016,239 shares that were tendered through notice of guaranteed delivery, were properly tendered and not properly withdrawn at a price at or below the expected final purchase price of $9.00 per share.  In accordance with the terms of the self-tender offer, and based on these preliminary results, Intrawest expects to purchase 5,555,555 shares of its common stock at a purchase price of $9.00 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of approximately $50,000,000, excluding fees and expenses relating to the self-tender offer.  As such, the Company has determined that the preliminary proration factor for the self-tender offer, after giving effect to the priority of odd lots, is approximately 46.76%.  The shares expected to be purchased in the self-tender offer represent approximately 12.27% of Intrawest’s issued and outstanding shares of common stock as of February 10, 2016.

The number of shares expected to be purchased in the self-tender offer, the purchase price and the proration factor referred to above are preliminary and subject to change. Intrawest will fund the repurchase of shares in the self-tender offer using a portion of its cash and cash equivalents on hand. Payment for shares of Intrawest common stock accepted for purchase in the self-tender offer will occur promptly after the final number of shares properly tendered and not properly withdrawn and the final purchase price is confirmed by the depositary for the self-tender offer.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as dealer manager for the tender offer.   D.F. King & Co., Inc. is serving as information agent for the tender offer and American Stock Transfer & Trust Company, LLC is serving as depositary for the tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact D.F. King & Co., Inc. at (866) 530-8636.

About Intrawest Resorts Holdings, Inc.

Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns six four-season mountain resorts with approximately 8,000 skiable acres and over 1,130 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages condominium hotel properties; and sells and markets residential real estate. Intrawest common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort's dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I-Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2015, filed with the SEC on September 9, 2015, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.